EXHIBIT 99.1


VITALSTATE NAMES TERRY GILES PRESIDENT & CHIEF EXECUTIVE OFFICER, HEATHER BAKER VICE-CHAIRMAN OF THE BOARD

CONTACT:
Robert Kennedy - Current Capital - 416-860-0211 - Investor & Corporate Relations
James Klein   514-369-4221 - General Information


Boynton Beach, Florida

May 19, 2004

Vitalstate, Inc. ("Vitalstate" or "The Company") [OTCBB:VTST] today announced that Heather Baker has resigned as President & Chief Executive Officer and that Terry Giles, the Company's Chief Operating Officer has been named to fill these vacancies. Ms. Baker has been named Vice-Chairman of the Board.

"It is with great pleasure and pride that I can now say Vitalstate is a company. Over the last three years the company has faced many excitements and challenges, and during these early years the Canadian team successfully researched and developed the company's patent-pending technology, working diligently to develop it to a point where it is an asset ready for commercialization. These years may have been demanding and even sometimes frustrating, but the efforts have been rewarded and the company is now ready to fully capitalize on this groundwork.

As part of the development plan, just over 12 months ago it was my pleasure to bring into the company an executive of exceptional capability and knowledge of our industry, Terry Giles. I was very confident at the time that Terry possessed the character, courage and high energy necessary to take the company to the next level - and he has proven to be even faster off the starting-blocks than I originally estimated! Thus it is with excitement that I can now say the time has come where it is appropriate to hand the operation over to this proven leader.

He has demonstrated clearly he has the skills and knowledge necessary to grow the company. He is an accomplished business person closely in touch with our industry, and possesses a unique understanding that one of the most valuable assets a firm can own is a powerful brand. He is willing to spend the time to evaluate what drives brands, keeping them current but also keeping his eye on the future. These attributes are invaluable and rare to find, more so as they come combined with strong managerial abilities and an unwavering focus on the bottom line. We are indeed very fortunate to have such an all-round capable person taking on the next phase of the company's development, and it will be my pleasure to continue working with Terry and his team going forward in my role of Vice-Chairman of the Board." said Heather Baker.

"My mission was to bring Vitalstate from ideation to commercialization and I was fortunate enough to hire a good team around me that executed flawlessly on the strategies we had set forth" said Terry Giles. "When Heather brought me into the company it was her goal to find a successor to take over once we had redefined our business strategies and objectives, created our product line and had begun shipping product - basically once we became a "real" company." "I think it came sooner than anyone expected - but we have been moving forward in great strides and have come to a point where it simply makes sense." "Heather will stay on in


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the capacity of Vice-Chairman of the Board, which frees her up to pursue her specialty - which is bringing companies to the point where Vitalstate is today from an organizational structure standpoint. This is what she does so well, finding and organizing the perfect team to carry a company into commercialization, while it is my specialty to execute from that point forward - and that is what I have done with Vitalstate. I am grateful for the trust and support that Heather, the Vitalstate Team and the Board of Directors have given me in reaching this point and I thank them for this new opportunity to lead the company into the future".

About Vitalstate:
Vitalstate is developing nutritional supplement and pharmaceutical products using its first proprietary technology, the ActiJube(TM), as a launching pad for a wide range of products. The Company expects these products to have major impact on the current market due to convenience and effectiveness of the delivery system. Concurrently, Vitalstate is proceeding with its research efforts and is developing other technologies in both the pharmaceutical and supplements markets.

See the company's web site at www.vitalstate.com for product information.
This press release includes statements, which may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which would cause or contribute to such differences include, but are not limited to competition from existing or new products, production delays, lack of market acceptance of the Company's products, the Company's ability to develop acceptable sales and marketing relationships, the Company's ability to generate necessary capital, and general economic conditions and such other factors as are detailed in the Company's Securities and Exchange Commission filings.